SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 15, 1999

                  FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
                                  ------------
                 (State or other jurisdiction of incorporation)

                  0-14841                      22-2476703
                  ---------------------------------------

          (Commission File Number) (IRS Employer Identification Number)

           One Franklin Plaza, Burlington, New Jersey   08016-4907
           -------------------------------------------------------
            (Address of Principal Executive Offices)    (Zip Code)

      Registrant's telephone number, including area code (609) 386-2500

ITEM 5 OTHER EVENTS

            (i) Franklin Electronic Publishers, Incorporated (the "Registrant") announced on April 19, 1999 that its Chief Executive Officer and President, H. Andrew Cross, left the Registrant by mutual agreement. The Registrant's Executive Vice President, Barry J. Lipsky, a director of the Registrant, was promoted to the post of Chief Operating Officer and was named Acting President as well.

            (ii) The Registrant announced on April 15, 1999 that it has restructured the Note Purchase Agreement for its $40,000,000 7.71% Senior Notes due March 31, 2007. As a part of the restructuring, the Registrant has paid down $6,000,000 in principal and agreed to interest rate increases on the balance of the principal.

            In February 1999, the Registrant announced that it had revalued its inventory at the end of the December quarter, resulting in a writedown of $11,200,000 before income taxes. As a result of the large loss for the quarter, the Registrant did not meet EBITDA covenants under the Note Purchase Agreement and the credit agreements with its banks. At that time, the Registrant received waivers from the Senior Noteholders and its banks in order to allow the Registrant to restructure its financing arrangements. The restructuring of the Note Purchase Agreement provides the Registrant with acceptable modifications to the EBITDA covenants, a reduction in prepayment penalties for the $6,000,000 prepayment, and reductions in future payment penalties for certain additional optional prepayments of principal. The Registrant agreed to an interest rate increase of 1.25% on the Senior Notes and agreed to further interest rate increases of 25 basis points per quarter for four consecutive quarters ending March 31, 2000.


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

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c) Exhibits:

            1. Franklin Electronic Publishers, Incorporated Press Release, dated April 19, 1999.

            2. Franklin Electronic Publishers, Incorporated Press Release, dated April 15, 1999.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FRANKLIN ELECTRONIC PUBLISHERS, INC.


                                    By    /s/ Gregory J. Winsky
                                       ---------------------------------
                                       Name:  Gregory J. Winsky
                                       Title: Senior Vice President

Date: April 27, 1999


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